Exhibit 99.1

Pactiv Evergreen to Sell its Carton Packaging and Filling Machinery Businesses
in China, Korea and Taiwan

LAKE FOREST, Ill., Jan.05, 2022 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (Pactiv Evergreen; NASDAQ: PTVE) today announced that it has entered into a definitive agreement by its wholly-owned subsidiary, Evergreen Packaging International LLC (Evergreen Packaging), to sell its carton packaging and filling machinery businesses in China, Korea and Taiwan to SIG Schweizerische Industrie-Gesellschaft GmbH, a subsidiary of SIG Combibloc Group Ltd, for an enterprise value of approximately $335 million.

The transaction is subject to regulatory approvals and satisfaction of other customary closing conditions and is expected to close in the second or third quarter of 2022.

“Today’s announcement represents another strategic step in Pactiv Evergreen’s overall transformation,” said Michael King, Pactiv Evergreen Chief Executive Officer. “The completion of this transaction will position Pactiv Evergreen to further our strategic focus in North America, where we are established as a leading manufacturer of fresh food and beverage packaging, servicing many of the world’s most beloved brands.”

Contacts:

Investors:
Dhaval Patel
732.501.9657
dhaval.patel@pactivevergreen.com

Media:
Beth Kelly
412.303.4771
beth.kelly@pactivevergreen.com

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 16,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.